Exhibit 23.1

Report of Independent Registered Public Accounting Firm
on Consolidated Financial Statement Schedule

The Board of Directors
Witness Systems, Inc.:

Under date of March 30, 2007, we reported on the consolidated balance sheets of Witness Systems, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, as contained in the annual report on Form 10-K for the year ended December 31, 2006.  In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule as listed in the accompanying index in this annual report on Form 10-K.  This financial statement schedule is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this financial statement schedule based on our audits.

Our report dated March 30, 2007 on the consolidated financial statements referred to above refers to a change in the Company’s method of accounting for share-based compensation upon adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006, and a change in the Company’s method of quantifying errors upon adoption of Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, effective December 31, 2006.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Atlanta, Georgia
March 30, 2007